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			      ACCOUNTANTS' CONSENT

The Board of Directors
Xerox Corporation:

We consent to incorporation by reference in the Registration Statement
(No. 2-86275) on Form S-8 of Xerox Corporation of our report dated May 15, 1995, relating to the statements of net assets available for plan benefits of the Profit Sharing Plan of Xerox Corporation and The Xerographic Division, A.C.T.W.U., A.F.L - C.I.O. (Plan) as of December 31, 1994 and 1993, and the related statements of changes in net assets available for plan benefits for the years then ended, which report appears in the December 31, 1994 Annual Report on Form 11-K of the Xerox Corporation Profit Sharing and Savings Plan.

KPMG PEAT MARWICK

Rochester, New York
June 28, 1995